UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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Shattuck Labs, Inc.

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500 W. 5th Street, Suite 1200, Austin, Texas 78701

NOTICE OF THE 2021 ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON JUNE 8, 2021

To the Stockholders of Shattuck Labs:

Shattuck Labs, Inc. (the “Company”) will hold its 2021 Annual Meeting of Stockholders (the “Annual Meeting”) on Tuesday, June 8, 2021, at 10:00 a.m. Eastern Time. The Annual Meeting will be a virtual meeting conducted exclusively online via live audio webcast at the unique link that will be e-mailed to you approximately one hour prior to the meeting after you register in advance. The Annual Meeting will be held for the following purposes, as more fully described in the accompanying proxy statement (the “Proxy Statement”):

(1)

To elect the three Class I director nominees named in the Proxy Statement to serve until the 2024 Annual Meeting of Stockholders and until their successors are duly elected and qualified (“Proposal 1”);

(2)	To ratify the selection of KPMG LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2021 (“Proposal 2”); and

(3)	To transact any other matters that may properly come before the Annual Meeting or any adjournments or postponements thereof.

The Board of Directors has fixed April 15, 2021 as the record date. Only stockholders of record at the close of business on that date will be entitled to notice of, and to vote at, the Annual Meeting or any adjournment or postponement thereof.

Instructions for registering for and accessing the virtual Annual Meeting are provided in the Proxy Statement. In the event of a technical malfunction or other situation that the chairman of the Annual Meeting determines may affect the ability of the Annual Meeting to satisfy the requirements for a meeting of stockholders to be held by means of remote communication under the Delaware General Corporation Law, or that otherwise makes it advisable to adjourn the Annual Meeting, the chairman or secretary of the Annual Meeting will convene the meeting at 11:00 a.m. Eastern Time on the date specified above and at the Company’s address specified above solely for the purpose of adjourning the meeting to reconvene at a date, time and physical or virtual location announced by the chairman or secretary of the Annual Meeting. Under either of the foregoing circumstances, we will post information regarding the announcement on the Investors page of the Company’s website at https://ir.shattucklabs.com/investor-relations.

By Order of the Board of Directors,

/s/ Dr. Taylor Schreiber

Dr. Taylor Schreiber
Chief Executive Officer and Director

Austin, Texas
April 22, 2021

Whether or not you expect to participate in the virtual Annual Meeting, please vote as promptly as possible in order to ensure your representation at the Annual Meeting. You may vote online or, if you requested printed copies of the proxy materials, by telephone or by using the proxy card or voting instruction form provided with the printed proxy materials.

LEGAL MATTERS

Important Notice Regarding the Availability of Proxy Materials for the 2021 Annual Meeting of Stockholders to Be Held on June 8, 2021. The Proxy Statement and Annual Report for the year ended December 31, 2020 are available at www.proxydocs.com/STTK.

Forward-Looking Statements. The Proxy Statement may contain “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, which statements are subject to substantial risks and uncertainties and are based on estimates and assumptions. All statements, other than statements of historical facts, included in the Proxy Statement are forward-looking statements. In some cases, you can identify forward-looking statements by terms such as “may,” “might,” “will,” “objective,” “intend,” “should,” “could,” “can,” “would,” “expect,” “believe,” “design,” “estimate,” “predict,” “potential,” “plan” or the negative of these terms, and similar expressions intended to identify forward-looking statements. These statements involve known and unknown risks, uncertainties and other factors that could cause our actual results to differ materially from the forward-looking statements expressed or implied in the Proxy Statement. Such risks, uncertainties and other factors include those identified in the Company’s Annual Report on Form 10-K for the year ended December 31, 2020 filed with the U.S. Securities and Exchange Commission (“SEC”) and other subsequent documents we file with the SEC. The Company expressly disclaims any obligation to update or alter any statements whether as a result of new information, future events or otherwise, except as required by law.

Website References. Website references throughout this document are inactive textual references and provided for convenience only, and the content on the referenced websites is not incorporated herein by reference and does not constitute a part of the Proxy Statement.

Use of Trademarks. Shattuck Labs is the trademark of Shattuck Labs, Inc. Other names and brands may be claimed as the property of others.

500 W. 5th Street, Suite 1200, Austin, Texas 78701

PROXY STATEMENT

FOR THE 2021 ANNUAL MEETING OF STOCKHOLDERS

QUESTIONS AND ANSWERS ABOUT THE PROXY MATERIALS AND VOTING

What Is the Purpose of These Proxy Materials?

We are making these proxy materials available to you in connection with the solicitation of proxies by the Board of Directors (the “Board”) of Shattuck Labs, Inc. (“we,” “us,” “our” or the “Company”) for use at the 2021 Annual Meeting of Stockholders (the “Annual Meeting”) to be held virtually on June 8, 2021 at 10:00 a.m. Eastern Time, or at any other time following adjournment or postponement thereof. You are invited to participate in the Annual Meeting and to vote on the proposals described in this Proxy Statement. The proxy materials are first being made available to our stockholders on or about April 22, 2021.

Why Did I Receive a Notice of Internet Availability?

Pursuant to U.S. Securities and Exchange Commission (“SEC”) rules, we are furnishing the proxy materials to our stockholders primarily via the Internet instead of mailing printed copies. This process allows us to expedite our stockholders’ receipt of proxy materials, lower the costs of printing and mailing the proxy materials and reduce the environmental impact of our Annual Meeting. If you received a Notice of Internet Availability of Proxy Materials (the “Notice”), you will not receive a printed copy of the proxy materials unless you request one. The Notice provides instructions on how to access the proxy materials for the Annual Meeting via the Internet, how to request a printed set of proxy materials and how to vote your shares.

Why Are We Holding a Virtual Annual Meeting?

We have adopted a virtual meeting format for the Annual Meeting to provide a consistent experience to all stockholders regardless of geographic location. We believe this expands stockholder access, improves communications and lowers our costs while reducing the environmental impact of the meeting. Utilizing a virtual meeting format assists in protecting our stockholders and employees in light of the evolving public health and safety considerations posed by the ongoing coronavirus (COVID-19) pandemic. In structuring our virtual Annual Meeting, our goal is to enhance rather than constrain stockholder participation in the meeting, and we have designed the meeting to provide stockholders with the same rights and opportunities to participate as they would have at an in-person meeting.

Who Can Vote?

Only stockholders of record at the close of business on April 15, 2021 (the “Record Date”) are entitled to notice of, and to vote on, the proposals described in this Proxy Statement at the Annual Meeting. At the close of business on the Record Date, 41,871,439 shares of our common stock were issued and outstanding.

What Is the Difference between Holding Shares of Common Stock as a Registered Stockholder and as a Beneficial Owner?

Registered Stockholder: Shares of Common Stock Registered in Your Name

If your shares of common stock are registered directly in your name with our transfer agent, American Stock Transfer and Trust Company, LLC, you are considered to be, with respect to those shares of common stock, the registered stockholder, and these proxy materials are being sent directly to you by us.

Beneficial Owner: Shares of Common Stock Registered in the Name of a Broker, Fiduciary or Custodian

If your shares of common stock are held by a broker, fiduciary or custodian, you are considered the beneficial owner of shares of common stock held in “street name,” and these proxy materials are being forwarded to you from that broker, fiduciary or custodian.

How Can I Participate in the Virtual Annual Meeting?

Stockholders of record as of the close of business on the record date are entitled to participate in the virtual Annual Meeting, including to vote, ask questions and view the list of registered stockholders as of the record date during the meeting. To participate in the Annual Meeting, stockholders will need to register in advance following the instructions below.

We will endeavor to answer as many stockholder-submitted questions as time permits that comply with the Annual Meeting rules of conduct. We reserve the right to edit profanity or other inappropriate language and to exclude questions regarding topics that are not pertinent to meeting matters or Company business. If we receive substantially similar questions, we may group such questions together and provide a single response to avoid repetition.

The meeting webcast will begin promptly at 10:00 a.m. Eastern Time. Online check-in will begin approximately 15 minutes before then, and we encourage you to allow ample time for check-in procedures. If you experience technical difficulties during the check-in process or during the meeting, please call the technical support number that will be included in the email containing your access link to the meeting. Additional information regarding the rules and procedures for participating in the Annual Meeting will be set forth in our meeting rules of conduct, which stockholders can view during the meeting at the meeting website. Regardless of whether you plan to participate in the Annual Meeting, it is important that your shares be represented and voted at the Annual Meeting. Accordingly, we encourage you to vote in advance of the Annual Meeting.

Meeting Registration Process for Registered Stockholders

If your shares of common stock are registered directly in your name with our transfer agent, you can register for the Annual Meeting at either www.proxydocs.com/STTK or www.proxypush.com/STTK by following the instructions on the website. As part of the registration process, you will be asked to enter the control number located on your proxy card or Notice. Upon completing your registration, you will receive further instructions via email, including a unique link that will allow you access to the Annual Meeting and vote and submit questions during the Annual Meeting.

Meeting Registration Process for Beneficial Owners

If your shares are held in street name, you can register for the Annual Meeting at www.proxydocs.com/STTK by following the instructions on the website. In addition, it is important that you also follow the instructions you receive from your broker, fiduciary or custodian about participating in the Annual Meeting, which may include obtaining a legal proxy from them and submitting a copy during the advance registration process for the meeting.

What Am I Voting on?

The proposals to be voted on at the Annual Meeting are as follows:

(1)

Election of the three Class I director nominees named in the Proxy Statement to serve until the 2024 Annual Meeting of Stockholders and until their successors are duly elected and qualified (“Proposal 1”); and

(2)	Ratification of the selection of KPMG LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2021 (“Proposal 2”).

How Does the Board Recommend That I Vote?

The Board recommends that you vote your shares of common stock “FOR” each director nominee in Proposal 1 and “FOR” Proposal 2.

What If Another Matter Is Properly Brought before the Annual Meeting?

As of the date of filing this Proxy Statement, the Board knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the Annual Meeting, it is the intention of the persons named as proxies in the proxy card to vote on such matters in accordance with their best judgment.

How Many Votes Do I Have?

Each share of common stock is entitled to one vote on each proposal to be voted on at the Annual Meeting.

What Does It Mean If I Receive More Than One Set of Proxy Materials?

If you receive more than one set of proxy materials, your shares of common stock may be registered in more than one name or held in different accounts. Please cast your vote with respect to each set of proxy materials that you receive to ensure that all of your shares of common stock are voted.

How Do I Vote?

Registered Stockholder: Shares of Common Stock Registered in Your Name

If you are the registered stockholder, you may vote your shares online during the virtual Annual Meeting as described above or by proxy in advance of the Annual Meeting by Internet (at www.proxypush.com/STTK) or, if you requested paper copies of the proxy materials, by completing and mailing a proxy card or by telephone (at 866-870-7493). Even if you plan to attend the Annual Meeting, we recommend that you also submit your vote in advance so that your vote will be counted if you later decide not to, or are unable to, virtually attend the Annual Meeting.

Beneficial Owner: Shares of Common Stock Registered in the Name of a Broker, Fiduciary or Custodian

If you are the beneficial owner, you may vote your shares online during the virtual Annual Meeting or you may direct your broker, fiduciary or custodian how to vote in advance of the Annual Meeting by following the instructions they provide.

See “How Can I Participate in the Virtual Annual Meeting” above for information on how to access and participate in the Annual Meeting.

What Happens If I Do Not Vote?

Registered Stockholder: Shares of Common Stock Registered in Your Name

If you are the registered stockholder and do not vote by attending the Annual Meeting virtually, vote by proxy using the enclosed proxy card or vote by proxy via telephone or the Internet, your shares of common stock will not be voted at the Annual Meeting and will not be counted toward the quorum requirement.

Beneficial Owner: Shares of Common Stock Registered in the Name of a Broker, Fiduciary or Custodian

If you are the beneficial owner and do not direct your broker, fiduciary or custodian how to vote your shares of common stock, your broker, fiduciary or custodian will only be able to vote your shares with respect to proposals considered to be “routine.” Your broker, fiduciary or custodian is not entitled to vote your shares with respect to “non-routine” proposals, which we refer to as a “broker non-vote.”

What If I Sign and Return a Proxy Card or Otherwise Vote but Do Not Indicate Specific Choices?

Registered Stockholder: Shares of Common Stock Registered in Your Name

The shares of common stock represented by each signed and returned proxy will be voted at the Annual Meeting by the persons named as proxies in the proxy card in accordance with the instructions indicated on the proxy card. However, if you are the registered stockholder and sign and return your proxy card without giving specific instructions, the persons named as proxies in the proxy card will vote your shares in accordance with the recommendations of the Board. Your shares will be counted toward the quorum requirement.

Beneficial Owner: Shares of Common Stock Registered in the Name of a Broker, Fiduciary or Custodian

If you are the beneficial owner and sign and return your voting instruction form without giving specific instructions, your broker, fiduciary or custodian will only be able to vote your shares with respect to proposals considered to be “routine.” Your broker, fiduciary or custodian is not entitled to vote your shares with respect to “non-routine” proposals, resulting in a broker non-vote with respect to such proposals.

Can I Change My Vote after I Submit My Proxy?

Registered Stockholder: Shares of Common Stock Registered in Your Name

If you are the registered stockholder, you may revoke your proxy at any time before the final vote at the Annual Meeting in any one of the following ways:

(1)

You may send a written notice to our Corporate Secretary at our principal executive offices located at the address set forth on the first page of this Proxy Statement stating that you would like to revoke your proxy;

(2)	You may complete and submit a new proxy card, but it must bear a later date than the original proxy card;

(3)	You may submit new proxy instructions via telephone or the Internet; or

(4)	You may vote by attending the Annual Meeting virtually. However, your virtual attendance at the Annual Meeting will not, by itself, revoke your proxy.

Your last submitted vote is the one that will be counted.

Beneficial Owner: Shares of Common Stock Registered in the Name of a Broker, Fiduciary or Custodian

If you are the beneficial owner, you must follow the instructions you receive from your broker, fiduciary or custodian with respect to changing your vote.

What Is the Quorum Requirement?

The holders of a majority of the shares of common stock outstanding and entitled to vote at the Annual Meeting must be present at the Annual Meeting, either virtually or represented by proxy, to constitute a quorum. A quorum is required to transact business at the Annual Meeting.

Your shares will be counted toward the quorum only if you submit a valid proxy (or a valid proxy is submitted on your behalf by your broker, fiduciary or custodian) or if you attend the Annual Meeting virtually and vote. Abstentions and broker non-votes will be counted toward the quorum requirement. If there is no quorum, the chairman of the Annual Meeting or the holders of a majority of shares of common stock virtually present at the Annual Meeting, either personally or by proxy, may adjourn the Annual Meeting to another time or date.

How Many Votes Are Required to Approve Each Proposal and How Are Votes Counted?

Votes will be counted by Mediant Communications Inc., the Inspector of Elections appointed for the Annual Meeting.

Proposal 1: Election of Directors

A nominee will be elected as a director at the Annual Meeting if the nominee receives a plurality of the votes cast “FOR” his or her election. “Plurality” means that the individuals who receive the largest number of votes cast “FOR” are elected as directors. Broker non-votes and votes that are withheld will not be counted as votes cast on the matter and have no effect on the outcome of the election. We do not have cumulative voting rights for the election of directors.

Proposal 2: Ratification of Independent Auditor Selection

The affirmative vote of a majority of shares of common stock present or represented at the Annual Meeting is required for the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the year ended December 31, 2021. Abstentions have the same effect as a vote “AGAINST” the matter. Proposal 2 is expected to be considered a routine voting matter on which brokers have discretion to vote uninstructed shares.

Who Is Paying for This Proxy Solicitation?

We will pay the costs associated with the solicitation of proxies, including the preparation, assembly, printing and mailing of the proxy materials. We may also reimburse brokers, fiduciaries or custodians for the cost of forwarding proxy materials to beneficial owners of shares of common stock held in “street name.”

Our employees, officers and directors may solicit proxies in person or via telephone or the Internet. We will not pay additional compensation for any of these services.

How Can I Find out the Voting Results?

We expect to announce preliminary voting results at the Annual Meeting. Final voting results will be published in a Current Report on Form 8-K to be filed with the SEC within four business days after the Annual Meeting.

PROPOSAL 1: ELECTION OF DIRECTORS

At the Annual Meeting, the stockholders will vote to elect the three Class I director nominees named in this Proxy Statement to serve until the 2024 Annual Meeting of Stockholders or until their successors are duly elected and qualified. Our Board has unanimously nominated Tyler Brous, Josiah Hornblower and Michael Lee for election to our Board. Messrs. Brous, Hornblower and Lee have served on our Board since prior to our initial public offering in October 2020.

The director nominees have indicated that they are willing and able to serve as directors. However, if any of the director nominees becomes unable or, for good cause, unwilling to serve, proxies may be voted for the election of such other person as shall be designated by our Board, or the Board may decrease the size of the Board.

Information Regarding Director Nominees and Continuing Directors

Our Board is divided into three classes, with members of each class holding office for staggered three-year terms. There are currently three Class I directors, who are up for election for a term expiring at the 2024 Annual Meeting of Stockholders; two Class II directors, whose terms expire at the 2022 Annual Meeting of Stockholders; and two Class III directors, whose terms expire at the 2023 Annual Meeting of Stockholders (in all cases until their successors have been elected and qualified or until the earlier of their resignation or removal).

Biographical and other information regarding our director nominees and directors continuing in office, including the primary skills and experience considered by our Nominating and Corporate Governance Committee (the “Nominating Committee”) in determining to recommend them as directors, is set forth below.

Name	Class	Age (as of April 22)	Position
Taylor Schreiber, M.D., Ph.D.	Class III	41	Chief Executive Officer and Director
Josiah Hornblower	Class I	45	Chairman of the Board
Helen M. Boudreau(1)(2)	Class III	55	Independent Director
Tyler Brous(1)(2)	Class I	38	Independent Director
Neil Gibson, Ph.D.(1)(3)	Class II	65	Independent Director
George Golumbeski, Ph.D.(2)(3)	Class II	63	Independent Director
Michael Lee(3)	Class I	42	Independent Director

(1)	Member of the Audit Committee
(2)	Member of the Compensation Committee
(3)	Member of the Nominating Committee

Class I Director Nominees

Tyler Brous. Mr. Brous has served on our Board since September 2016. He has worked at Lennox Capital Partners, a private equity firm, since 2011, and currently serves as its Managing Director and Portfolio Manager. From 2014 to 2016, Mr. Brous worked at Arog Pharmaceuticals, an oncology-focused pharmaceutical company, in various roles, including the acting Chief Financial Officer, leading their capital markets and business development efforts. Prior to joining Lennox Capital Partners, Mr. Brous worked as a senior analyst at YX Funds, a hedge fund in Dallas, from 2007 to 2011. Mr. Brous started his career in the M&A group of Citigroup in New York. He has served on the board of directors of ColdQuanta, Inc., a quantum technology company, since 2020 and previously served on the board of CerSci Therapeutics, Inc., a biotechnology company, from 2018 until its sale in 2020. Mr. Brous earned his B.S. in Finance and Business Honors from the University of Texas, where he graduated summa cum laude.

We believe Mr. Brous is qualified to serve on our Board because of his extensive experience investing in and operating biotechnology companies and his financial expertise.

Josiah Hornblower. Mr. Hornblower founded Shattuck Labs with Dr. Schreiber and has served on our Board since the Company’s founding in May 2016. He previously served as Executive Chairman of our Board and effective as of April 2021, continues to serve as non-executive Chairman of our Board. Mr. Hornblower served as our Chief Executive Officer and President from May 2016 to January 2020. Mr. Hornblower is a private biotechnology entrepreneur and has been involved in starting and operating several biotechnology companies. He co-founded Pelican Therapeutics, Inc., an immunotherapy company, in 2009 and served as its Chief Executive Officer until it was sold in 2017. He currently serves on the boards of Population Bio, Inc., a gene discovery company, and the Daniel K. Thorne Foundation, where he heads the investment committee. Mr. Hornblower previously served on the board of Capital Pacific Bancorp from 2011 to 2014. Mr. Hornblower earned his B.A. in Art History from Trinity College and was a member of Phi Beta Kappa.

We believe Mr. Hornblower is qualified to serve on our Board because of his extensive experience forming and building biotechnology companies.

Michael Lee. Mr. Lee has served as a member of our Board since June 2020. Mr. Lee has served as Co-Founder and Portfolio Manager at Redmile Group, LLC, a health care-focused investment firm based in San Francisco and New York, since 2007. Prior to Redmile, he worked as a biotechnology investor at Steeple Capital, Welch Capital Partners and Prudential Equity Group. Mr. Lee currently serves on the board of directors of Fate Therapeutics, Inc., a clinical-stage biopharmaceutical company, and IGM Biosciences, Inc., a biotechnology company. Mr. Lee earned his B.S. in Molecular and Cellular Biology from the University of Arizona.

We believe Mr. Lee is qualified to serve on our Board because of his industry experience and experience as an investor in biotechnology companies.

Class II Directors Continuing in Office

Neil Gibson, Ph.D. Dr. Gibson has served as a member of our Board since November 2016. Dr. Gibson has served as President and Chief Executive Officer of Adanate, a COI Pharmaceuticals, Inc. company focused on immunotherapies, since 2017, where he is responsible for the creation of novel drug discovery companies based on innovative and disruptive technologies. Dr. Gibson has held various senior positions within the biotechnology and pharmaceutical industry, including President and Chief Executive Officer of PDI Therapeutics from 2017 to 2020; Senior Vice President of BioAtla, Inc. from 2015 to 2016; Chief Scientific Officer of Regulus Therapeutics from 2011 to 2015; and Chief Scientific Officer and Oncology Therapeutic Area Head of Pfizer Oncology from 2007 to 2011. While at Pfizer, Dr. Gibson was also a member of the Pfizer Oncology Business Unit Executive team. Dr. Gibson has served on the boards of Cullinan MICA, Inc., a biotechnology company, and Instil Bio, Inc., a clinical-stage biopharmaceutical company since 2020; and on the boards of TCR2 Therapeutics Inc., a clinical-stage cell therapy company, and Causeway Therapeutics, a clinical-stage biopharmaceutical company, since 2017. He previously served on the board of CytoSen Therapeutics, Inc., a biopharmaceutical company, from 2016 to 2019. Dr. Gibson earned his B.Sc. in Pharmacy from the University of Strathclyde in Glasgow, Scotland and his Ph.D. from the University of Aston in Birmingham, England.

We believe Dr. Gibson is qualified to serve on our Board because of his extensive experience as an executive officer in the biopharmaceutical industry, including his technical expertise related to drug discovery and development.

George Golumbeski, Ph.D. Dr. Golumbeski has served as a member of our Board since January 2018 and has more than 25 years of experience in the biotechnology industry. He has served as a partner at Droia Ventures, a life sciences investment firm, since October 2020. From August 2018 to August 2019, he served as President of GRAIL, Inc., an oncology-focused healthcare company. From March 2009 to April 2018, Dr. Golumbeski served as the Executive Vice President of Business Development of Celgene Corporation, an oncology and immunology-focused pharmaceutical company, where he was responsible for forging collaborations with biotechnology companies seeking to bring breakthrough medications to people suffering from cancer and chronic inflammation. He currently serves on the board of directors of several biotechnology companies, including MorphoSys AG, Sage Therapeutics, Inc., Carrick Therapeutics, Enanta Pharmaceuticals, Verseau Therapeutics and Aura Biosciences. Dr. Golumbeski earned his B.S. in Biology from the University of Virginia and his Ph.D. in Genetics from the University of Wisconsin-Madison, and conducted his post-doctoral research in molecular biology at the University of Colorado-Boulder.

We believe Dr. Golumbeski is qualified to serve on our Board because of his extensive management experience and service on the boards of directors of numerous biotechnology companies as well as his experience with mergers and acquisitions and in developing biopharmaceutical collaborations and partnerships.

Class III Directors Continuing in Office

Helen M. Boudreau. Ms. Boudreau has served as a member of our Board since July 2020. Ms. Boudreau has 30 years of experience across the biotechnology, pharmaceutical, consulting and banking industries. She currently serves as managing director at Estuary Ventures LLC, a board and advisory services company. From June 2018 to June 2019, she was Chief Operating Officer of the Bill & Melinda Gates Medical Research Institute, a non-profit biotechnology company. Previously, she served as Chief Financial Officer from July 2017 to June 2018 and board member from February 2016 to July 2017 for Proteostasis Therapeutics, Inc., a clinical-stage biopharmaceutical company. From October 2014 to June 2017, she served as Chief Financial Officer for FORMA Therapeutics, Inc., a clinical-stage biopharmaceutical company. Ms. Boudreau spent 16 years at Novartis and Pfizer in progressively senior finance and strategy roles, and worked earlier in her career at McKinsey & Company and Bank of America. She is currently a member of the board of directors of Premier, Inc., a healthcare improvement company, Field Trip Health Ltd., a psychedelic therapeutics company, Evaxion Biotech A/S, a clinical-stage AI-immunology platform company, and Rallybio, LLC a biopharmaceutical company. Ms. Boudreau earned her B.A. in Economics from the University of Maryland, where she graduated summa cum laude, and her M.B.A. from the Darden Graduate School of Business at the University of Virginia.

We believe Ms. Boudreau is qualified to serve on our Board because of her financial expertise and extensive experience with biotechnology companies.

Taylor Schreiber, M.D., Ph.D. Dr. Schreiber is a co-founder of Shattuck Labs. He served as our Chief Scientific Officer from January 2017 until January 2020, when he became our Chief Executive Officer, and has been a member of our Board since 2017. Dr. Schreiber is the lead inventor of Shattuck Labs’ ARC and GADLEN technology platforms. From March 2014 to July 2015, Dr. Schreiber served as Vice President of Research & Development of Heat Biologics, Inc., an immunotherapy-focused biotechnology company, and subsequently served as Chief Scientific Officer of Heat Biologics until December 2016. He was a co-inventor of significant elements of Heat Biologics’ ImPACT and ComPACT technology platforms. From January 2011 to March 2017, he also served as Chairman of the Scientific Advisory Board of Pelican Therapeutics, Inc., an immunotherapy company, and was a co-inventor of Pelican’s TNFRSF25 agonist technology. Dr. Schreiber earned his B.A. in Biology from Bucknell University and his M.D. and Ph.D. from the Sheila and David Fuente Program in Cancer Biology at the University of Miami Miller School of Medicine.

We believe Dr. Schreiber is qualified to serve on our Board because of his extensive experience in the biopharmaceutical industry.

Board Recommendation

The Board recommends a vote “FOR” the election of each of the Class I director nominees set forth above.

PROPOSAL 2: RATIFICATION OF AUDITOR SELECTION

Our Audit Committee has selected KPMG LLP (“KPMG”) as the Company’s independent registered public accounting firm for the year ending December 31, 2021. In this Proposal 2 we are asking stockholders to vote to ratify this selection. Representatives of KPMG are expected to be present at the Annual Meeting. They will have the opportunity to make a statement, if they desire to do so, and will be available to respond to appropriate questions from stockholders.

Stockholder ratification of the selection of KPMG as the Company’s independent registered public accounting firm is not required by law or our bylaws. However, we are seeking stockholder ratification as a matter of good corporate practice. If our stockholders fail to ratify the selection, our Audit Committee will reconsider its selection. Even if the selection is ratified, the committee, in its discretion, may direct the selection of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and our stockholders.

KPMG served as our independent registered public accounting firm for the year ended December 31, 2020 and 2019. The following table summarizes the fees KPMG billed to us for each of the last two fiscal years. All services associated with such fees were pre-approved by our Audit Committee in accordance with the “Pre-Approval Policies and Procedures” described below.

	Year Ended December 31,
Fee Category	2020	2019
Audit Fees(1)	$891,723	$105,446
Audit-Related Fees(2)	—	—
Tax Fees(3)	—	—
All Other Fees(4)	—	—

Total Fees	$891,723	$105,446

(1)

Consists of fees billed for professional services primarily related to the audits of our 2020 and 2019 annual financial statements, the review of our quarterly financial statements and related services that are normally provided in connection with registration statements. Included in the 2020 audit fees are fees of $650,000 related to our initial public offering in October 2020.

(2)	Consists of fees billed for assurance and related services reasonably related to the performance of the audit or review of our financial statements.
(3)	Consists of fees for tax compliance and advice. KPMG has not provided any such services for us to date.
(4)	Consists of fees for all other services not included in the categories above. KPMG has not provided any such services for us to date.

Pre-Approval Policies and Procedures

Our Audit Committee has adopted procedures requiring the pre-approval of all audit and non-audit services performed by our independent registered public accounting firm in order to assure that these services do not impair the auditor’s independence. These procedures generally approve the performance of specific services subject to a cost limit for all such services. This general approval is reviewed, and if necessary modified, at least annually. Management must obtain the specific prior approval of the committee for each engagement of our auditor to perform other audit-related or other non-audit services. The committee does not delegate its responsibility to approve services performed by our auditor to any member of management. The committee has delegated authority to the committee chair to pre-approve any audit or non-audit service to be provided to us by our auditor provided that the fees for such services do not exceed $100,000. Any approval of services by the committee chair pursuant to this delegated authority must be reported to the committee at its next regularly scheduled meeting.

Report of the Audit Committee

The Audit Committee has reviewed and discussed the audited financial statements for the year ended December 31, 2020 with the Company’s management and with KPMG, the Company’s independent registered public accounting firm. The Audit Committee has discussed with KPMG the matters required to be discussed by the applicable standards of the Public Company Accounting Oversight Board (“PCAOB”) and the SEC. The Audit Committee has also received the written disclosures and the letter from KPMG pursuant to applicable PCAOB requirements regarding its communications with the Audit Committee concerning independence, and the Audit Committee has discussed with KPMG its independence. Based on the foregoing, the Audit Committee recommended to the Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2020 for filing with the SEC.

This report is provided by the following directors, who serve on the Audit Committee:

Helen M. Boudreau (Chair)

Tyler Brous

Neil Gibson, Ph.D.

Board Recommendation

The Board recommends a vote “FOR” the ratification of the selection of KPMG to serve as our independent auditor.

CORPORATE GOVERNANCE

Our business affairs are managed under the direction of our Board. Our Board has adopted a set of Principles of Corporate Governance as a framework for the governance of the Company, which is posted on our website located at https://ir.shattucklabs.com/investor-relations, under “Governance.”

Board Composition

Director Nomination Process

The Nominating Committee is responsible for, among other things, overseeing succession planning for directors and ensuring that we have a qualified board to oversee management’s execution of the Company’s strategy and safeguard the long-term interests of stockholders. In this regard, the committee is charged with developing and recommending Board membership criteria to the Board for approval, evaluating the composition of the Board annually to assess the skills and experience that are currently represented on the Board and the skills and experience that the Board may find valuable in the future, and identifying, evaluating and recommending potential director candidates.

In identifying potential candidates for Board membership, the Nominating Committee considers recommendations from directors, stockholders, management and others, including, from time to time, third-party search firms to assist it in locating qualified candidates. The committee does not distinguish between nominees recommended by stockholders and other nominee recommendations. Once potential director candidates are identified, the committee, with the assistance of management, undertakes a vetting process that considers each candidate’s background, independence and fit with the Board’s priorities. As part of this vetting process, the committee, as well as other members of the Board and the CEO, may conduct interviews with the candidates. If the committee determines that a potential candidate meets the needs of the Board and has the desired qualifications, it recommends the candidate to the full Board for appointment or nomination and to the stockholders for election at the annual meeting.

Criteria for Board Membership

In assessing potential candidates for Board membership and in assessing Board composition, the Nominating Committee considers a wide range of factors, including directors’ experience, knowledge, integrity, understanding of our business environment and specific skills they may possess that are helpful to the Company (including leadership experience, financial expertise and industry knowledge). The committee seeks to balance the experience, skills and characteristics represented on the Board and does not assign specific weight to any of these factors. In addition, the committee generally believes it is important for all Board members to possess the highest personal and professional ethics, integrity and values, an inquisitive and objective perspective, a sense for priorities and balance, the ability and willingness to devote sufficient time and attention to Board matters, and a willingness to represent the long-term interests of all our stockholders.

The Nominating Committee seeks to achieve a diversity of occupational and personal backgrounds on the Board, including with respect to gender, race/ethnicity and sexual orientation, and assesses its effectiveness in this regard in connection with its annual review of the Board’s composition.

Stockholder Recommendations for Directors

It is the Nominating Committee’s policy to consider written recommendations from stockholders for nominees for director. The committee considers nominees recommended by our stockholders in the same manner as a nominee recommended by our Board members or management. Any such recommendations should be submitted to the committee as described in the section titled “Stockholder Communications” below and should include the following information: (i) all information about the nominee that is required to be disclosed pursuant to Regulation 14A of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (including such nominee’s written consent to being named in the proxy statement as a director nominee and to serving as a director, if elected); (ii) such person’s written consent to serving as a director, if elected, for the full term for which such person is standing for election; (iii) the name(s) and address(es) for each stockholder of record and beneficial owner of shares of common stock held in “street name” making the nomination and the number of shares of common stock that are owned beneficially and of record by each such stockholder and beneficial owner of shares of common stock held in “street name”; and (iv) such stockholder’s representation that he or she (or a qualified representative) intends to appear at the meeting to make such nomination.

Board Leadership Structure

Mr. Hornblower, our former Chief Executive Officer, serves as non-executive Chairman of the Board. Our Principles of Corporate Governance provide our Board with the flexibility to combine or separate the positions of Chairman of the Board and Chief Executive Officer. Currently, the Board believes that the roles of Chairman and CEO should be separate as this structure enables our Chairman to oversee corporate governance matters and our CEO to focus on leading the Company. At any time when there is not an independent Chairman, the Board will designate an independent director to serve as lead independent director. As the Chairman currently is not an independent director, our independent directors have designated Tyler Brous to serve as lead independent director to facilitate independent oversight of management. The lead independent director’s responsibilities include presiding at meetings of the Board at which the Chairman is not present, including executive sessions of the independent directors, consulting on information sent to the Board, consulting on the agenda and schedule for Board meetings, serving as liaison between the Chairman and the independent directors and being available for consultation and communication with major stockholders upon request.

The lead independent director also has the authority to call executive sessions of the independent directors. The independent directors generally meet in executive sessions without management present at every regular Board meeting. The purpose of these executive sessions is to encourage and enhance communication among non-management and independent directors.

The Board believes that its programs for overseeing risk, as described in the “Board Risk Oversight” section below, would be effective under a variety of leadership frameworks. Accordingly, the Board’s risk oversight function did not significantly impact its selection of the current leadership structure.

Director Independence

Nasdaq listing rules require a majority of a listed company’s board of directors to be comprised of independent directors who, in the opinion of the board of directors, do not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. Subject to specified exceptions, each member of a listed company’s audit, compensation and nominating committees must be independent, and audit and compensation committee members must satisfy additional independence criteria under the Exchange Act.

Our Board undertook a review of its composition and the independence of each director. Based upon information requested from and provided by each director concerning his or her background, employment and affiliations, our Board has determined that each of our current directors listed above under “Information Regarding Director Nominees and Continuing Directors,” with the exception of Josiah Hornblower and Taylor Schreiber, is an “independent director” as defined under the Nasdaq listing rules. Mr. Hornblower and Dr. Schreiber are not deemed to be independent under the Nasdaq Listing Rules by virtue of their past and current employment, respectively, with the Company. In making such determinations, our Board considered the relationships that each such non-employee director has with the Company and all other facts and circumstances our Board deemed relevant in determining independence, including the beneficial ownership of our capital stock by each non-employee director. Our Board also determined that each of the directors currently serving on the

Audit Committee and the Compensation Committee satisfies the additional independence criteria under the Exchange Act.

Board Committees

Our Board has a separately designated Audit Committee, Compensation Committee and Nominating Committee, each of which is comprised solely of independent directors with the membership and responsibilities described below. Members serve on the committees until their resignation or until otherwise determined by our Board. Each of these committees is empowered to retain outside advisors as it deems appropriate, regularly reports its activities to the full Board and has a written charter that is posted on our website located at https://ir.shattucklabs.com/investor-relations, under “Governance.”

Name	Audit Committee	Compensation Committee	Nominating Committee
Taylor Schreiber, M.D., Ph.D.
Josiah Hornblower
Helen M. Boudreau	Chair	X
Tyler Brous	X	Chair
Neil Gibson, Ph.D.	X		Chair
George Golumbeski, Ph.D.		X	X
Michael Lee			X
# of Meetings in 2020	5	3	2

Audit Committee. The primary responsibilities of our Audit Committee are to oversee the accounting and financial reporting processes of the Company, including the audits of the Company’s financial statements and the integrity of the financial statements and annual review of the performance, effectiveness and independence of the outside auditor. This includes reviewing the financial information provided to stockholders and others and the adequacy and effectiveness of the Company’s internal controls. The committee also makes recommendations to the Board as to whether financial statements should be included in the Company’s Annual Report on Form 10-K.

Ms. Boudreau qualifies as an “audit committee financial expert,” as that term is defined in the rules and regulations established by the SEC, and all members of the Audit Committee are “financially literate” under Nasdaq listing rules.

Compensation Committee. The primary responsibilities of our Compensation Committee are to periodically review and approve the compensation and other benefits for our senior officers and directors. This includes reviewing and approving corporate goals and objectives relevant to the compensation of our senior officers, evaluating the performance of these officers in light of the goals and objectives, and setting the officers’ compensation based on those evaluations. The committee also administers and makes recommendations to the Board regarding equity incentive plans that are subject to the Board’s approval and approves the grant of equity awards under the plans.

The Compensation Committee may delegate its authority to one or more subcommittees or to one member of the committee. The committee may also delegate authority to review and approve the compensation of our employees to certain of our executive officers. Even where the committee does not delegate authority, our executive officers will typically make recommendations to the committee regarding compensation to be paid to our employees and the size of equity awards under our equity incentive plans, but will not be present during voting or deliberations on their own compensation. The committee has the authority to engage independent advisors, such as compensation consultants, to assist it in carrying out its responsibilities. The Compensation Committee engaged The McLean Group LLC and Compensia, Inc. in 2020 to provide advice regarding the amount and form of executive and director compensation.

Nominating Committee. The primary responsibilities of our Nominating Committee are to engage in succession planning for the Board, develop and recommend to the Board criteria for identifying and evaluating qualified director candidates, and make recommendations to the Board regarding candidates for election or reelection to the Board at each annual stockholders’ meeting. In addition, the committee is responsible for overseeing our corporate governance practices and making recommendations to the Board concerning corporate governance matters. The committee is also responsible for making recommendations to the Board concerning the structure, composition and functioning of the Board and its committees.

Board Risk Oversight

We believe that risk management is an important part of establishing and executing on the Company’s business strategy. Our Board, as a whole and at the committee level, focuses its oversight on the most significant risks facing the Company and on its processes to identify, prioritize, assess, manage and mitigate those risks. The committees oversee specific risks within their purview, as follows:

•	The Audit Committee is responsible for overseeing management of risks related to our accounting and financial reporting processes.

•	The Compensation Committee is responsible for overseeing management of risks related to our compensation policies and programs.

•	The Nominating Committee is responsible for overseeing management or risks related to our operations and corporate governance.

Our Board and its committees receive regular reports from members of the Company’s senior management on areas of material risk to the Company, including strategic, operational, financial, legal and regulatory risks. While our Board has an oversight role, management is principally tasked with direct responsibility for management and assessment of risks and the implementation of processes and controls to mitigate their effects on the Company.

Other Corporate Governance Practices and Policies

Director Attendance

The Board met nine times during the year ended December 31, 2020. During the last year, each current member of the Board attended at least 75% of the aggregate number of meetings of the Board and the committees on which he or she served during the period in which he or she was on the Board or committee. Directors are encouraged to attend the annual meeting of stockholders. The 2021 Annual Meeting will be our first annual meeting of stockholders as a public company.

Stockholder Communications

Stockholders and other interested parties may communicate with our Board or a particular director by sending a letter addressed to the Board or a particular director to our Corporate Secretary at the address set forth on the first page of this Proxy Statement. These communications will be compiled and reviewed by our Corporate Secretary, who will determine whether the communication is appropriate for presentation to the Board or the particular director. The purpose of this screening is to allow the Board to avoid having to consider irrelevant or inappropriate communications (such as advertisements, solicitations and hostile communications).

To enable the Company to speak with a single voice, as a general matter, senior management serves as the primary spokesperson for the Company and is responsible for communicating with various constituencies, including stockholders, on behalf of the Company. Directors may participate in discussions with stockholders and other constituencies on issues where Board-level involvement is appropriate. In addition, the Board is kept informed by senior management of the Company’s stockholder engagement efforts.

Code of Conduct

Our Board has adopted a Code of Business Conduct and Ethics that establishes the standards of ethical conduct applicable to all our directors, officers and employees, including our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions. It addresses, among other matters, compliance with laws and policies, conflicts of interest, corporate opportunities, regulatory reporting, external communications, confidentiality requirements, insider trading, proper use of assets and how to report compliance concerns.

A copy of the code is available on our website located at https://ir.shattucklabs.com/investor-relations, under “Governance.” We intend to disclose any amendments to the code, or any waivers of its requirements, on our website to the extent required by applicable rules. Our Board is responsible for applying and interpreting the code in situations where questions are presented to it.

Anti-Hedging Policy

We have a policy that prohibits our employees, officers, directors and consultants from engaging in (a) short-term trading; (b) short sales; (c) transactions involving publicly traded options or other derivatives, such as trading in puts or calls with respect to Company securities; and (d) hedging transactions.

Compensation Committee Interlocks

None of the members of our Compensation Committee has at any time during the prior three years been one of our officers or employees. None of our executive officers currently serves, or in the past fiscal year has served, as a member of our Board or Compensation Committee of any entity that has one or more executive officers serving on our Board or Compensation Committee.

Director Compensation

Non-Employee Director Compensation Policy

Our Board has adopted a non-employee director compensation policy, which became effective upon completion of our initial public offering. The Board periodically reviews the non-employee director compensation policy and may revise the compensation arrangements for our directors from time to time. Under this policy, each non-employee director is paid cash compensation as set forth below:

Annual Cash Retainers	Amount
Board membership (other than the Chairman)	$35,000
Non-Executive Chairman of the Board (if applicable)	$65,000
Lead Independent Director (if applicable)	$60,000
Additional annual retainers
Chair of the Audit Committee	$15,000
Chair of the Compensation Committee	$10,000
Chair of the Nominating Committee	$8,000
Member of the Audit Committee	$7,500
Member of the Compensation Committee	$5,000
Member of the Nominating Committee	$4,000

In addition to the annual retainers, each of our non-employee directors is granted equity awards consisting of (i) an initial, one-time award of stock options, restricted stock or restricted stock units, as determined in the discretion of the Compensation Committee, to each new non-employee director upon his or her election to the Board, with a grant date fair value equal to $140,000 that vests over a three-year period, subject to such director’s continued service; and (ii) an annual award of stock options, restricted stock or restricted stock units, as determined in the discretion of the Compensation Committee, with a grant date fair value equal to $70,000 that vests on the first anniversary of the date of grant (or if sooner, immediately prior to the next annual meeting of the Company’s stockholders).

The total amount of cash retainers paid and equity awards (valued based on the grant date fair value) granted by the Company to any director for his or her service on the Board will not exceed $750,000 in any fiscal year.

Under the non-employee director compensation policy, on December 22, 2020, each non-employee director was granted an option covering 1,286 shares with a per share exercise price of $53.02. In addition to the equity awards prescribed by this policy, on August 5, 2020, the Board approved an additional option grant for Ms. Boudreau covering 83,570 shares with an exercise price of $4.67 per share, and on September 25, 2020, the Board approved additional option grants covering 27,400 shares each and with a $15.00 per share exercise price to Tyler Brous, George Golumbeski, and Neil Gibson, each of which vests in equal monthly installments over a one-year period, subject to such director’s continued service.

Fiscal Year 2020 Non-Employee Director Compensation Table

The following table sets forth the total cash and equity compensation paid or granted to each of our non-employee directors for service on our Board during 2020. Dr. Schreiber and Mr. Hornblower did not receive any additional compensation for their 2020 Board service. For additional information on Dr. Schreiber’s and Mr. Hornblower’s 2020 compensation, see the “Executive Compensation” section below.

Name	Fees Earned or Paid in Cash ($)	Option Awards ($)(1)	Total ($)
Helen M. Boudreau	$18,750	$289,117	$307,867
Tyler Brous	34,375	302,227	336,602
Neil Gibson, Ph.D.	27,625	302,227	329,852
George Golumbeski, Ph.D.	26,000	302,227	328,227
Michael Lee	9,750	46,657	56,407
G. Walter Loewenbaum(2)	10,000	—	10,000
David Lowe, Ph.D.(2)	10,000	—	10,000
Victor Stone, M.D.(2)	—	—	—

(1)

Amounts shown in this column represent the aggregate grant date fair value of stock options granted during the year ended December 31, 2020, as computed in accordance with FASB Accounting Standards Codification Topic 718. The assumptions used in calculating the grant date fair value of the awards reported in the Option Awards column are described in Note 9, Stock-Based Compensation, to our financial statements in our Annual Report on Form 10-K. Note that the amounts reported in this column reflect the aggregate accounting cost for these awards, and do not necessarily correspond to the actual economic value that may be received by the director from the awards.

(2)

Dr. Lowe stepped down from the Board in connection with the closing of the Series B-1 redeemable convertible preferred stock issuance in June 2020. Mr. Loewenbaum stepped down from the Board on July 8, 2020. Dr. Stone stepped down upon the closing of our initial public offering.

As of December 31, 2020, each of the company’s non-employee directors held the following aggregate number of option awards:

Name	Option Awards
Helen M. Boudreau	84,856
Tyler Brous	28,686
Neil Gibson, Ph.D.	59,511
George Golumbeski, Ph.D.	129,381
Michael Lee	1,286
G. Walter Loewenbaum	—
David Lowe, Ph.D.	58,225
Victor Stone, M.D.	—

Other than as set forth in the Non-Employee Director Compensation Table above and reimbursement for their reasonable out-of-pocket expenses, including travel, food, and lodging, incurred in attending meetings of our Board and/or its committees, we provided no other compensation to our non-employee directors for 2020.

Indemnification Agreements

We have entered into indemnification agreements with our officers and directors. The indemnification agreements and our amended and restated bylaws require us to indemnify these individuals to the fullest extent permitted by Delaware law.

EXECUTIVE OFFICERS

Biographical and other information regarding our executive officers is set forth below. There are no family relationships among any of our directors or executive officers.

Name	Age (as of April 22)	Position
Taylor Schreiber, M.D., Ph.D.(1)	41	Chief Executive Officer and Director
Lini Pandite, MBChB	62	Chief Medical Officer
Casi DeYoung	50	Chief Business Officer
Erin Ator Thomson	41	General Counsel
Andrew R. Neill	35	Chief Financial Officer

(1)	For Dr. Schreiber’s biographical information, see “Information Regarding Director Nominees and Continuing Directors” above.

Lini Pandite, MBChB. Dr. Pandite has served as our Chief Medical Officer since July 2017. From May 2015 to June 2017, Dr. Pandite served as Head of Global Clinical Development and Senior Vice President at Adaptimmune Therapeutics plc, a clinical-stage biopharmaceutical company, where she was responsible for clinical development of the company’s immuno-oncology pipeline. From May 2001 to April 2015, Dr. Pandite served in a number of roles at GlaxoSmithKline plc, including Vice President, Medicines Development Leader, and Head Unit Physician for Oncology. Dr. Pandite was an attending physician at Sylvester Comprehensive Cancer Center/Jackson Memorial Hospital in Miami from January 1998 to November 2000 and at Dana Farber Cancer Institute in Boston from July 1993 to August 1996, and has held academic appointments at Harvard University and the University of Miami. She earned her MBChB from The University of Liverpool, England and her M.B.A. from Duke University.

Casi DeYoung. Ms. DeYoung has served as our Chief Business Officer since December 2019. From June 2018 to December 2019, Ms. DeYoung served as Vice President and Chief Operating Officer for ImmuneSensor Therapeutics, an immunotherapy-focused biotechnology company, where she was responsible for corporate strategy, start-up operations, intellectual property, oversight of the company’s first IND filing and the initiation of a first-in-human Phase I clinical trial. She served as Chief Business Officer at Mirna Therapeutics, Inc., an oncology-focused biopharmaceutical company, from March 2014 to June 2018, Vice President of Business Development at Reata Pharmaceuticals, Inc., a clinical-stage biopharmaceutical company, from May 2008 to December 2013, Vice President of Business Development at ODC Therapy, Inc., a cancer immunotherapy company, from November 2005 to March 2008, and in various roles at EMD Pharmaceuticals, Inc., a subsidiary of Merck KGaA, and Merck KGaA from 2000 to 2005. Ms. DeYoung earned her B.S. in Chemistry from Southwestern University and her M.B.A. from the McCombs School of Business at the University of Texas at Austin.

Erin Ator Thomson. Ms. Thomson has served as our General Counsel since October 2017. From 2007 to 2017, she was an Associate, and later Counsel, at the law firm of Vinson & Elkins LLP in Austin, Texas, where she advised both early-stage biotech and pharma clients on a wide range of intellectual property and other legal issues, including strategic transactions, in-bound and out-bound licenses, collaborations, mergers and acquisitions, freedom-to-operate analyses, due diligence, assessment of IP portfolios, patent litigation and licensing disputes. Ms. Thomson earned her B.S. in Biology from Pepperdine University and her J.D. from Baylor University, where she graduated summa cum laude. She conducted post-graduate research at the University of California, San Francisco and clerked for Chief Justice Wallace Jefferson of the Supreme Court of Texas. She is admitted to practice law in Texas and is a registered U.S. patent attorney.

Andrew R. Neill. Mr. Neill has served as our Chief Financial Officer since March 2021. He previously served as our Vice President of Finance and Corporate Development from July 2020 to March 2021 and as our Vice President of Corporate Development and Strategy from May 2017 to July 2020. From August 2010 to

August 2016, Mr. Neill was the co-founder of Lumos Pharma, Inc., a biopharmaceutical company focused on developing therapeutics for genetic rare diseases. From March 2009 to February 2014, Mr. Neill served as Analyst at Innovations in Drug Development, LLC, a pharmaceutical and biotechnology research management consulting company. Mr. Neill earned his B.B.A. from Texas Christian University and his M.B.A. with majors in Health Care Management and Finance from The Wharton School at the University of Pennsylvania, where he was a Kaiser Fellow.

EXECUTIVE COMPENSATION

Our named executive officers (“NEOs”) for 2020, which consist of our principal executive officers in 2020 and our two other most highly compensated executive officers who served during the year ended December 31, 2020, are:

•	Dr. Taylor Schreiber, our Chief Executive Officer;

•	Mr. Josiah Hornblower, our Chairman and former Chief Executive Officer and Executive Chairman;

•	Dr. Arundathy Nirmalini (Lini) Pandite, our Chief Medical Officer; and

•	Ms. Casi DeYoung, our Chief Business Officer.

2020 Summary Compensation Table

The following table summarizes the compensation awarded to, earned by or paid to our NEOs for the years ended December 31, 2020 and 2019. Dr. Schreiber and Ms. DeYoung were not NEOs for 2019 and thus only their compensation for the year ended December 31, 2020 is included.

				Option	All Other
Name and Principal Position	Year	Salary	Bonus(1)	Awards(2)	Compensation(3)	Total
Taylor Schreiber, M.D., Ph.D.	2020	$394,531	$116,400	$1,569,357	$15,178	$2,095,466
Chief Executive Officer(4)

Josiah Hornblower	2020	$325,000	$94,575	$1,039,337	$854	$1,459,766
Chairman Former CEO and Executive Chairman(4)	2019	$325,000	$58,500	$—	$868	$384,368

Arundathy Nirmalini (Lini) Pandite, MBChB	2020	$417,500	$147,683	$1,248,444	$17,819	$1,831,446
Chief Medical Officer	2019	$405,000	$120,488	$—	$11,944	$537,432

Casi DeYoung	2020	$340,000	$98,940	$773,172	$1,721	$1,213,833
Chief Business Officer

(1)	Following the end of the fiscal year, we awarded each of our NEOs bonuses in respect of our performance in the prior fiscal year based on the achievement of individual and Company performance goals.
(2)

Amounts shown in this column represent the aggregate grant date fair value (calculated in accordance with FASB Accounting Standards Codification Topic 718) of stock options granted during the year. A description of the methodologies and assumptions we use to value equity awards and the manner in which we recognize the related expense are described in Note 9 to our audited financial statements, Stock-Based Compensation, included in our Annual Report on Form 10-K. These amounts may not correspond to the actual value eventually realized by each NEO because the value depends on the market value of our common stock at the time the award is exercised and retention of the award through the applicable vesting period.

(3)	Represents the sum of the Company’s 401(k) plan matching contributions and life and AD&D insurance premiums paid on behalf of each of our NEOs.
(4)

Effective as of January 29, 2020, Mr. Hornblower stepped down as our Chief Executive Officer, was appointed as Executive Chairman of the Board, and Dr. Schreiber was appointed as the new Chief Executive Officer. Prior to his appointment as Chief Executive Officer, Dr. Schreiber served as our Chief Scientific Officer. Effective as of April 1, 2021, Mr. Hornblower stepped down from employment with the Company in connection with the decision to eliminate the position of Executive Chairman. He continues to serve as non-executive Chairman of the Board.

Outstanding Equity Awards at 2020 Fiscal-Year End Table

The following table sets forth information regarding outstanding equity awards as of December 31, 2020 for each of our NEOs. These awards have been adjusted to reflect our 6.85 for 1 stock split that occurred effective October 1, 2020.

		Option Awards(1)				Stock Awards(2)
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)
Taylor Schreiber, M.D., Ph.D.	8/6/2020	—	85,650	4.67	8/5/2030	—	—
	8/6/2020	—	102,725	4.67	8/5/2030	—	—
	12/22/2020	—	27,563	53.02	12/22/2030	—	—

Josiah Hornblower	8/6/2020	—	85,650	4.67	8/5/2030	—	—
	8/6/2020	—	102,725	4.67	8/5/2030	—	—
	12/22/2020	—	12,954	53.02	12/22/2030	—	—

Arundathy Nirmalini (Lini) Pandite, MBChB	6/1/2017	—	—	—	—	11,752	615,922
	12/22/2017	2,140	3,723	0.01	12/21/2027	—	—
	9/19/2018	41,144	22,561	2.95	9/18/2028	—	—
	8/6/2020	—	62,809	4.67	8/5/2030	—	—
	8/6/2020	—	19,391	4.67	8/5/2030	—	—
	12/22/2020	—	755	53.02	12/22/2030	—	—
	12/22/2020	—	26,808	53.02	12/22/2030	—	—

Casi DeYoung	12/4/2019	31,545	94,635	3.17	12/3/2029	—	—
	12/4/2019	10,924	32,776	3.17	12/3/2029	—	—
	8/6/2020	—	5,138	4.67	8/5/2030	—	—
	8/6/2020	—	25,687	4.67	8/5/2030	—	—
	12/22/2020	—	1,433	53.02	12/22/2030	—	—
	12/22/2020	—	17,310	53.02	12/22/2030	—	—

(1)

Each option award expires on or just prior to the tenth anniversary of the date of grant. Twenty-five percent of each stock option award vests on the one-year anniversary of the grant date (or the vesting commencement date specified in the award agreement for 2020 grants) and the remainder of the shares underlying the options vest in equal installments over the next 36 months, subject to the applicable NEO’s continued service through each such vesting date. The vesting commencement dates for Dr. Pandite’s option awards were July 24, 2017 and May 15, 2018 for her awards granted in 2017 and 2018, respectively, and for Ms. DeYoung’s option awards granted in 2019, the vesting commencement date was December 9, 2019.

(2)

Represents a restricted stock award which vests in equal monthly installments through July 24, 2021, subject to Dr. Pandite’s continued service through each such vesting date. Market value is calculated based on our closing stock price of $52.41 per share as of December 31, 2020.

All company equity awards currently outstanding, including stock options and stock awards held by our named executive officers, that were granted prior to the completion of our IPO in October 2020 were granted under the Shattuck Labs, Inc. 2016 Stock Incentive Plan. Such plan was discontinued in connection with the IPO and outstanding awards thereunder were cancelled and replaced with equivalent awards under our 2020 Stock Incentive Plan. All equity awards granted following October 2020 were granted under the Shattuck Labs, Inc. 2020 Equity Incentive Plan.

Employment Agreements

Dr. Schreiber. We are party to an employment agreement with Dr. Schreiber effective as of December 5, 2019. On March 27, 2020, Dr. Schreiber’s employment agreement was amended to reflect his transition to serve as the Chief Executive Officer as of January 29, 2020, and this agreement was further amended on March 12, 2021. The agreement provides for his base salary, eligibility to receive an annual performance bonus with a target bonus amount of 30% of his base salary and eligibility to participate in the Company’s employee benefit plans. The agreement provides for employment on an at-will basis and thus either party may terminate at any time for any or no reason, subject to 30 days’ notice for Dr. Schreiber and the severance provisions described below in the section titled “Post-Employment Compensation and Change in Control Payments and Benefits.” Dr. Schreiber’s base salary was increased to $400,000 effective as of January 29, 2020 and increased to $525,000 effective as of January 1, 2021 with a target bonus amount of 50%.

Mr. Hornblower. We are party to an employment agreement with Mr. Hornblower effective as of December 5, 2019. On March 27, 2020, Mr. Hornblower’s employment agreement was amended to reflect his transition to the Executive Chairman role effective as of January 29, 2020. The agreement provides for his base salary, eligibility to receive an annual performance bonus with a target bonus amount of 30% of his base salary and eligibility to participate in the Company’s employee benefit plans. Mr. Hornblower’s base salary was increased to $368,000 effective as of January 1, 2021. The agreement provides for employment on an at-will basis and thus either party may terminate at any time for any or no reason, subject to 30 days’ notice for Mr. Hornblower. In connection with the Board’s decision to eliminate the role of Executive Chairman, Mr. Hornblower stepped down from employment with the Company effective as of April 1, 2021. Such separation was treated as a termination of employment without cause and Mr. Hornblower became entitled to severance pursuant to the terms of his employment agreement. Such severance benefits are described below in the section titled “Post-Employment Compensation and Change in Control Payments and Benefits.”

Dr. Pandite. We are party to an employment agreement with Dr. Pandite effective as of December 5, 2019, pursuant to which she serves as our Chief Medical Officer. This agreement was amended on March 12, 2021. The agreement provides for her base salary, eligibility to receive an annual performance bonus with a target bonus amount of 35% of base salary and eligibility to participate in the Company’s employee benefit plans. The agreement provides for employment on an at-will basis and thus either party may terminate at any time for any or no reason, subject to 30 days’ notice for Dr. Pandite and the severance provisions described below in the section titled “Post-Employment Compensation and Change in Control Payments and Benefits.” Dr. Pandite’s base salary was increased to $435,000 effective as of July 15, 2020 and increased to $465,000 effective as of January 1, 2021 with a target bonus amount of 40%.

Ms. DeYoung. We are party to an employment agreement with Ms. DeYoung effective as of December 9, 2019, pursuant to which she serves as our Chief Business Officer. This agreement was amended on March 12, 2021. The agreement provides for her base salary, eligibility to receive an annual performance bonus with a target bonus amount of 30% of base salary and eligibility to participate in the Company’s employee benefit plans. The agreement provides for employment on an at-will basis and thus either party may terminate at any time for any or no reason, subject to 30 days’ notice for Ms. DeYoung and the severance provisions described below in the section titled “Post-Employment Compensation and Change in Control Payments and Benefits.” Ms. DeYoung’s base salary was increased to $380,000 effective as of January 1, 2021 with a target bonus amount of 40%.

2020 Annual Bonus Program

At the beginning of 2020, the Compensation Committee of our Board established overall corporate performance goals and a methodology by which employees, including each of our NEOs, would be awarded an annual bonus based on achievement of the corporate performance goals. In addition, the Compensation Committee established that each of our NEOs would be eligible for bonus awards of up to the following target bonus amounts: Dr. Schreiber-$120,000, Mr. Hornblower-$97,500, Dr. Pandite-$152,250, and Ms. DeYoung-$102,000. The corporate performance goals included key milestones with respect to company products, financing, manufacturing, and research and development. Personal responsibility for achievement of, and individual performance in support of, the enumerated corporate goals was also evaluated by the Compensation Committee in assessing final performance for the year. Following its assessment of the level of achievement of the corporate goals in December of 2020, the Compensation Committee approved final bonus payments to the NEOs at 97% of target as follows: Dr. Schreiber-$116,400, Mr. Hornblower-$94,575, Dr. Pandite-$147,683, and Ms. DeYoung-$98,940. Such bonus payments were made in early 2021.

Post-Employment Compensation and Change in Control Payments and Benefits

Employment Agreements

Pursuant to the terms of the employment agreements with each of the NEOs, upon a termination without cause or resignation with good reason not in connection with a change in control, the NEO will receive, subject to his execution and non-revocation of a release of claims in favor of the company, or the Release Condition, and continued compliance with restrictive covenants, (i) severance payments equal to one times, or the Severance Multiplier, the sum of (a) the NEO’s annual base salary and (b) target bonus, payable in equal installments in accordance with the company’s normal payroll practices for 12 months, (ii) a pro-rata annual bonus based on actual performance, (iii) accelerated vesting of all unvested equity awards (with performance-based awards earned at the target level of performance) and (iv) payment of COBRA premiums for up to twelve months, or, if sooner, until eligible for similar coverage through another employer (we refer to (i) through (iv) collectively as the Severance Payments).

If the NEO is terminated without cause or resigns for good reason within 30 days prior to, or 2 years following, a change in control, then, subject to the Release Condition, the NEO will also be entitled to the Severance Payments; provided, however, the Severance Multiplier will be 2.0x.

The March 12, 2021 amendments to Dr. Schreiber’s, Ms. DeYoung’s and Dr. Pandite’s employment agreements each provided for a modest cash bonus of $7,500, in exchange for the NEO’s agreement to revised severance entitlements designed to better reflect market practices among our public company peer group. In the event of a termination without cause or a resignation with good reason not in connection with a change in control, each NEO will now receive (i) severance payments equal to one times the NEO’s annual base salary, (ii) any earned but unpaid prior year annual bonus and a pro-rata annual bonus for the year of termination based on actual performance, (iii) accelerated vesting of all unvested equity awards granted on or prior to December 1, 2020 (with performance-based awards earned at the target level of performance) and (iv) payment of COBRA premiums for up to 12 months, or, if sooner, until eligible for similar coverage through another employer. If the NEO is terminated without cause or resigns for good reason within 30 days prior to, or 12 months (reduced from 2 years) following, a change in control, then the NEO severance multiplier will be increased from one to 1.5 and will apply to both the executive’s annual base salary and target annual bonus, all outstanding equity awards will fully accelerate regardless of grant date, and the maximum COBRA premium payment period will be extended from 12 to 18 months. Severance payments remain subject to the Release Condition and compliance with restricted covenants.

“Good Reason” under each of the NEO employment agreements generally means the occurrence of any of the following events, without the executive’s consent, provided, in each case, that such event is not cured within 30 days after the company receives notice from the executive specifying in reasonable detail the event constituting Good Reason: (i) failure to pay the annual base salary or annual bonus when due, (ii) a reduction in the annual base salary or annual bonus, (iii) any diminution in the executive’s title or any substantial and sustained diminution in the executive’s duties or (iv) a required relocation of the executive’s primary work location by more than 25 miles.

“Cause” under each of the NEO employment agreements generally means: (i) indictment for, conviction of, or a plea of nolo contendere to, (x) a felony (other than traffic-related) under the laws of the United States or any state thereof or any similar criminal act in a jurisdiction outside the United States or (y) a crime involving moral turpitude that could be injurious to the company or its reputation, (ii) willful malfeasance or willful misconduct which is materially and demonstrably injurious to the company, (iii) any act of fraud in the performance of executive’s duties or (iv) a material breach of any agreement with the company or any of the company’s material policies.

“Change in Control” under each of the NEO employment agreements generally means the occurrence of one or more of the following events: (i) any “person” (as such term is used in Sections 3(a)(9) and 13(d) of the Exchange Act) or “group” (as such term is used in Section 13(d)(3) of the Exchange Act), other than the company or its subsidiaries or any benefit plan of the company or its subsidiaries is or becomes a “beneficial owner” (as such term is used in Rule 13d-3 promulgated under the Exchange Act) of more than 50% of the voting stock of the company; (ii) the company transfers all or substantially all of its assets (unless the stockholders of the company immediately prior to such transaction beneficially own, directly or indirectly, in substantially the same proportion as they owned the voting stock of the company, all of the voting stock or other ownership interests of the entity or entities, if any, that succeed to the business of the company or the company’s ultimate parent company if the company is a subsidiary of another corporation); or (iii) any merger, reorganization, consolidation or similar transaction unless, immediately after consummation of such transaction, the stockholders of the company immediately prior to the transaction hold, directly or indirectly, more than 50% of the voting stock of the company or the company’s ultimate parent company if the company is a subsidiary of another corporation.

Each employment agreement provides that, to the extent that any payments would be subject to the excise tax imposed under Section 4999 of the Code, each executive will be entitled to receive either (a) the full amount of payments and benefits in connection with their employment with the company or (b) a portion of the payments and benefits having a value equal to $1 less than three times the NEO’s “base amount” (as defined in Section 280G(b)(3)(A) of the Code), whichever results in the receipt of the greater amount on an after-tax basis.

CERTAIN INFORMATION ABOUT OUR COMMON STOCK

Security Ownership of Certain Beneficial Owners and Management

The following table presents information regarding beneficial ownership of our equity interests as of March 1, 2021 by:

•	each stockholder or group of stockholders known by us to be the beneficial owner of more than 5% of our outstanding equity interests, or our 5% and Greater Stockholders;

•	each of our directors;

•	each of our NEOs; and

•	all of our current directors and executive officers as a group.

Beneficial ownership is determined in accordance with the rules of the SEC, and thus represents voting or investment power with respect to our securities. Under such rules, beneficial ownership includes any shares over which the individual has sole or shared voting power or investment power as well as any shares that the individual has the right to acquire within 60 days after the date of this table. To our knowledge and subject to applicable community property rules, the persons and entities named in the table have sole voting and sole investment power with respect to all equity interests beneficially owned.

The percentage ownership information shown in the column titled “Percentage” in the table below is based on 41,775,765 shares of our common stock outstanding as of the date of this table. Unless otherwise indicated, the address of each individual listed in this table is the Company’s address set forth on the first page of this Proxy Statement.

	Shares Beneficially Owned
Name of Beneficial Owner	Number	Percentage
5% and Greater Stockholders
Entities affiliated with Fidelity(1)	6,261,635	15.0%
Entity affiliated with Redmile Group, LLC(2)	5,619,914	13.5%
EcoR1 Capital, LLC(3)	2,456,854	5.9%
Millennium Pharmaceuticals, Inc.(4)	2,100,312	5.0%

Named Executive Officer and Directors
Taylor Schreiber, M.D., Ph.D.(5)	2,711,024	6.5%
Josiah Hornblower(6)	3,391,065	8.1%
Michael Lee	—	*
Helen M. Boudreau(7)	55,713	*
Tyler Brous(8)	859,792	2.1%
Neil Gibson, Ph.D.(9)	99,553	*
George Golumbeski, Ph.D.(10)	116,678	*
Casi DeYoung(11)	56,623	*
Lini Pandite, MBChB(12)	151,030	*
All Executive Officers and Directors as a group (11 persons)	7,794,138	18.7%

*	Represents beneficial ownership of less than one percent.
(1)

Based on a Schedule 13G/A filed on February 8, 2021, the ownership of entities affiliated with Fidelity consists of 6,261,635 shares of common stock by subsidiaries of FMR LLC. Abigail P. Johnson is a Director, the Chairman, the Chief Executive Officer and the President of FMR LLC. Members of the Johnson family, including Abigail P. Johnson, are the predominant owners, directly or through trusts, of Series B voting common shares of FMR LLC, representing 49% of the voting power of FMR LLC. The Johnson family group and all other Series B shareholders have entered into a shareholders’ voting agreement under which all Series B voting common shares will be voted in accordance with the majority vote of Series B voting common shares. Accordingly, through their ownership of voting common shares and the execution of the shareholders’ voting agreement, members of the Johnson family may be deemed, under the Investment Company Act of 1940, or the Investment Company Act, to form a controlling group with respect to FMR LLC. Neither FMR LLC nor Abigail P. Johnson has the sole power to vote or direct the voting of the shares owned directly by the various investment companies registered under the Investment Company Act, or the Fidelity Funds, advised by Fidelity Management & Research Company, or FMR Co, a wholly owned subsidiary of FMR LLC, which power resides with the Fidelity Funds’ Boards of Trustees. FMR Co carries out the voting of the shares under written guidelines established by the Fidelity Funds’ Boards of Trustees. The business address of each person and entity listed above is 245 Summer Street, Boston, Massachusetts 02110.
(2)

Based on a Schedule 13D filed on October 15, 2020, the ownership of entities affiliated with Redmile Group, LLC consists of 5,619,914 shares of common stock held by Redmile Biopharma Investments II, L.P. Redmile Group, LLC is the investment adviser to Redmile Biopharma Investments II, L.P. and, in such capacity, exercises sole voting and investment power over all of the securities held by Redmile Biopharma Investments II, L.P. and may be deemed to be the beneficial owner of these securities. Jeremy C. Green serves as the managing member of Redmile Group, LLC and also may be deemed to be the beneficial owner of these shares. Redmile Group, LLC, Mr. Green and Mr. Lee each disclaim beneficial ownership of these shares, except to the extent of its or his pecuniary interest in such shares, if any. The business address of Redmile Biopharma Investments II, L.P. is c/o Redmile Group, LLC, 1 Letterman Drive, Building D, Suite D3-300, San Francisco, California 94129. Mr. Lee is a member of our Board and a Co-Founder and Portfolio Manager of Redmile Group, LLC.

(3)

Based on a Schedule 13F filed on February 16, 2021, the ownership of EcoR1 Capital, LLC consists of 2,456,854 shares of common stock which are held by EcoR1 Capital Fund, L.P. and EcoR1 Capital Fund Qualified, L.P. (collectively, the “EcoR1 Funds”). Oleg Nodelman is the Managing Director and owns and controls EcoR1 Capital, LLC. EcoR1 Capital, LLC’s address is 357 Tehama Street, Suite 3, San Francisco, California 94103.

(4)

Based on a Schedule 13G/A filed on January 29, 2021, the ownership of Millennium Pharmaceuticals, Inc. (“Millennium”) consists of 2,100,312 shares of common stock. Millennium is a wholly owned subsidiary of Takeda Pharmaceutical Company Limited. As a result, Takeda Pharmaceutical Company Limited may be deemed to be the indirect beneficial owner of the shares held by Millennium. Takeda Ventures, Inc. (“Takeda Ventures”) is an affiliate of Takeda Pharmaceutical Company Limited. The business address of Millennium is 40 Landsdowne Street, Cambridge, Massachusetts 02139.

(5)	Consists of (a) 2,705,750 shares of common stock held by Houghton Capital Holdings, LLC, which is controlled by Dr. Schreiber and (b) 5,274 shares of common stock held in Dr. Schreiber’s name.
(6)

Consists of (a) 3,311,709 shares of common stock held by Hornblower Capital Holdings, LLC and (b) 79,356 shares of common stock held by Stone Dock Investors. Mr. Hornblower has voting and investment power over the securities held by Hornblower Capital Holdings, LLC and Stone Dock Investors.

(7)	Consists of 55,713 shares of common stock underlying options that are exercisable as of the date of this table or will become exercisable within 60 days after such date.
(8)

Consists of (a) 682,177 shares of common stock held by Lennox Dallas Partners, LP (“Lennox Partners”), (b) 16,440 shares of common stock held by Lennox Dallas Holdings, LLC – Series 3, (c) 27,235 shares of common stock held by Lennox Dallas Holdings, LLC – Series 9, (d) 87,132 shares of common stock held by Lennox Dallas Holdings, LLC – Series 10 and (e) (i) 30,825 shares of common stock and (ii) 15,983 shares of common stock underlying options that are exercisable as of the date of this table or will become exercisable within 60 days after such date held in Mr. Brous’ name. Mr. Brous is the Manger of the Lennox Dallas Holdings, LLC entities and is the Vice President of RS Holdings, Inc., the General Partner of Lennox Partners. As such, Mr. Brous has voting and investment power over all of the securities held by Lennox Partners and the Lennox Dallas Holdings, LLC entities.

(9)

Consists of (a) 52,745 shares of common stock and (b) 46,808 shares of common stock underlying options that are exercisable as of the date of this table or will become exercisable within 60 days after such date.

(10)	Consists of 116,678 shares of common stock underlying options that are exercisable as of the date of this table or will become exercisable within 60 days after such date.
(11)	Consists of 56,623 shares of common stock underlying options that are exercisable as of the date of this table or will become exercisable within 60 days after such date.
(12)

Consists of (a) 83,514 shares of common stock, (b) 55,763 shares of common stock underlying options that are exercisable as of the date of this table or will become exercisable within 60 days after such date and (c) 11,753 restricted stock units that are settleable for shares of common stock within 60 days after the date of this table.

Securities Authorized for Issuance Under Equity Compensation Plans

The following table contains information about our equity compensation plans as of December 31, 2020. As of such date, we had outstanding awards under three equity compensation plans: our 2016 Stock Incentive Plan (the “2016 Plan”), our 2020 Stock Incentive Plan (the “2020 Plan”) and our 2020 Employee Stock Purchase Plan (the “2020 ESPP”).

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)	(b)	(c)
Equity compensation plans approved by security holders	2,753,774	$7.92	4,126,729	(1)
Equity compensation plans not approved by security holders	—	—	—
Total	2,753,774	$7.92	4,126,729	(1)

(1)

Includes 3,730,934 shares available for grant under the 2020 Plan and 395,795 shares available for grant under the 2020 ESPP. As of December 31, 2020, there were no shares are available for future grants under the 2016 Plan.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

The following is a summary of each transaction or series of similar transactions since January 1, 2019, or any currently proposed transaction, to which we were or are a party in which:

•	the amount involved exceeds $120,000 or one percent of the average of our total assets at year-end for the last two completed fiscal years; and

•

any of our directors or executive officers, any holder of 5% or more of any class of our voting capital stock or any member of his or her immediate family had or will have a direct or indirect material interest, other than compensation and other arrangements that are described under the section titled “Executive Compensation” or that were approved by our Compensation Committee.

Beneficial ownership of securities is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to such securities.

Related Party Transactions

Preferred Stock Financings

In January 2020, with subsequent closings in February and March 2020, we completed an equity financing and issued and sold an aggregate of 550,571 shares of our Series B redeemable convertible preferred stock at a purchase price of $62.88051 per share. We issued and sold the shares of Series B redeemable convertible preferred stock pursuant to a stock purchase agreement entered into with investors, for an aggregate purchase price of approximately $34.62 million. Each share of our Series B redeemable convertible preferred shares automatically converted into 6.85 shares of our common stock immediately prior to the completion of our IPO in October 2020. The following table summarizes purchases of our Series B redeemable convertible preferred stock by related persons:

Participant	Shares of Series B Redeemable Convertible Preferred Stock	Total Purchase Price
ECMC Group, Inc.	79,516	$5,000,006.63
Entities affiliated with Daniel A. Traylor	47,709	$2,999,966.25
Entities affiliated with Delphinium, Inc.	31,806	$1,999,977.50
Clark BP, LLC	15,609	$981,501.88
Entities affiliated with Josiah Hornblower	10,337	$649,995.83
Entities affiliated with G. Walter Loewenbaum	3,976	$250,012.91
Entities affiliated with Tyler Brous	3,976	$250,012.91
Taylor Schreiber, M.D., Ph.D.	397	$24,963.56

In June 2020, we issued and sold an aggregate of 1,319,964 shares of our Series B-1 redeemable convertible preferred stock at a purchase price of $62.88051 per share. We issued and sold the shares of Series B-1 redeemable convertible preferred stock pursuant to a stock purchase agreement entered into with investors, for an aggregate purchase price of approximately $83.0 million. Each share of our Series B-1 redeemable convertible preferred shares automatically converted into 6.85 shares of our common stock immediately prior to the completion of our IPO in October 2020. The following table summarizes purchases of our Series B-1 redeemable convertible preferred stock by related persons:

Participant	Shares of Series B-1 Redeemable Convertible Preferred Stock	Total Purchase Price
Redmile Biopharma Investments II, L.P.	318,064	$20,000,026.54
Entities affiliated with Fidelity Investments	318,064	$20,000,026.54
Entities affiliated with Janus Henderson	190,838	$11,999,990.80
Entities affiliated with EcoR1 Capital LLC	159,032	$10,000,013.28
Entities affiliated with Hatteras Venture Partners	79,516	$5,000,006.63
Entities affiliated with Delphinium, Inc.	25,762	$1,619,927.70
ECMC Group, Inc.	15,903	$999,988.75
Entities affiliated with Tyler Brous	12,720	$799,840.09
Entities affiliated with G. Walter Loewenbaum	10,338	$650,058.71
Clark BP, LLC	7,952	$500,025.82

Second Amended and Restated Investors’ Rights Agreement

We are party to a second amended and restated investors’ rights agreement effective as of June 12, 2020 (the “IRA”) with our stockholders who previously held our redeemable convertible preferred stock and certain other stockholders. The IRA provides these holders with certain registration rights, including the right to demand that we file a registration statement or request that their shares be covered by a registration statement that we are otherwise filing. These registration rights will terminate no later than five years after the completion of our IPO or, with respect to any particular holder, at such time that such holder can sell its shares, under Rule 144 under the Securities Act or otherwise, during any 90-day period without registration.

Second Amended and Restated Voting Agreement

We are party to a second amended and restated voting agreement effective as of June 12, 2020 (the “Voting Agreement”) with our stockholders who previously held our redeemable convertible preferred stock and certain other holders of our capital stock, and entities affiliated with our two founders. All of our current directors were elected pursuant to the terms of this agreement. The Voting Agreement terminated upon completion of our IPO, and members previously elected to our Board pursuant to this agreement will continue to serve as directors until they resign, are removed or their successors are duly elected by the holders of our common stock.

Second Amended and Restated Right of First Refusal and Co-Sale Agreement

We are party to a second amended and restated right of first refusal and co-sale agreement effective as of June 12, 2020 (the “ROFR Agreement”) with our stockholders who previously held our redeemable convertible preferred stock and certain other holders of our capital stock. The ROFR Agreement terminated upon completion of our IPO.

Takeda Collaboration Agreement

On August 8, 2017, we entered into a Collaboration Agreement (the “Collaboration Agreement”) with Millennium Pharmaceuticals, Inc. (“Takeda”), a wholly owned subsidiary of Takeda Pharmaceutical Company, Ltd. The Collaboration Agreement was subsequently amended in April 2018, October 2018 and March 2020.

Pursuant to the Collaboration Agreement, we are required to use our commercially reasonable efforts to conduct preclinical and Phase 1 clinical trials for two molecules, SL-279252 and SL-115154, and Takeda has an exclusive option to license one or both of these clinical-stage ARC molecules for a specified amount of time related to each respective Phase 1 trial. While we are currently evaluating SL-279252 in a Phase 1 clinical trial, we have not yet conducted a Phase 1 clinical trial for SL-115154. During the development phase of the Collaboration Agreement, we may not, by ourselves or through a third party, develop or commercialize a compound, molecule or product that targets both PD-1 and OX40L, or a compound, molecule or product that targets both CSF1R and CD40L. Additionally, under the Collaboration Agreement, Takeda is granted a time-limited right of first negotiation to enter into licenses for each molecule within a specified class of ARC molecules.

As of December 31, 2020, under the Collaboration Agreement, we have received approximately $78.4 million in option payments, milestone payments and expense reimbursements from Takeda, which includes an $11.3 million non-refundable up-front payment applied to the license fee for SL-279252. Pursuant to the Collaboration Agreement, we are eligible to receive up to an additional $33.8 million if Takeda exercises options to enter into license agreements for SL-279252 and $45.0 million if Takeda exercises options to enter into license agreements for SL-115154. If Takeda exercises its exclusive option to license one or both of the clinical-stage ARC molecules (SL-279252 and SL-115154), each license agreement would, among other things, require Takeda to be solely responsible to use its commercially reasonable efforts, at its cost, to develop, manufacture and commercialize the licensed ARC molecules. If both ARC molecules are licensed, we would be entitled to additional payments of up to an aggregate of $450 million in clinical, regulatory and sales milestone payments. In addition, we would be eligible for tiered royalty payments on net sales of licensed products at percentages ranging from the high single digits to sub-teens, subject to specified reductions, during the royalty term.

Unless sooner terminated, the Collaboration Agreement will continue until the later of (a) the earlier of (i) the 90th day following delivery of a report detailing certain results of the SL-279252 Phase 1 clinical trial and (ii) the exercise by Takeda of its right to an exclusive license with respect to SL-279252, and (b) the earlier of (i) the 90th day following delivery of a report detailing certain results of the SL-115154 Phase 1 clinical trial and (ii) the exercise by Takeda of its right to an exclusive license with respect to SL-115154. Either party may terminate the Collaboration Agreement prior to expiration upon the insolvency or uncured material breach of the other party.

As of December 31, 2019, Takeda had a right to appoint a director to our Board and held an approximate 14% ownership interest in the Company’s outstanding shares. As a result, all revenue, accounts receivable and deferred revenue related to the Collaboration Agreement in 2019 represented related party transactions. Following the completion of the IPO in October 2020, the director appointed by Takeda resigned from our Board. As of December 31, 2020 Takeda held an approximate 5.0% ownership interest in the Company’s outstanding shares. Considering the resignation of the Takeda director and percent ownership as of December 31, 2020, the Company no longer considers Takeda a related party. Prepaids and other current assets includes $2.6 million and none as of December 31, 2020 and 2019, respectively, of costs that are reimbursable by Takeda under the Collaboration Agreement.

Indemnification Agreements and Compensation Arrangements

In connection with our IPO, we entered into agreements to indemnify our directors and executive officers. These agreements, among other things, require us to indemnify these individuals for certain expenses (including attorneys’ fees), judgments, fines and settlement amounts reasonably incurred by such person in any action or proceeding, including any action by or in our right, on account of any services undertaken by such person on behalf of the Company or that person’s status as a member of our Board to the maximum extent allowed under Delaware law.

Additionally, we have entered into compensation arrangements with our named executive officers and directors, which are described elsewhere in the “Executive Compensation” and “Director Compensation” sections of this Proxy Statement.

Related Person Transaction Policy

We have adopted a written related person transaction policy that sets forth our procedures for the identification, review, consideration and approval or ratification of related person transactions. For purposes of our policy, a related person transaction is a transaction, arrangement or relationship, or any series of similar transactions, arrangements or relationships, in which (i) the amount involved exceeds or is expected to exceed the lesser of $120,000 or one percent of the average of our total assets at year end for the last two completed fiscal years, (ii) the Company or any of our subsidiaries is a participant and (iii) any related person has or will have a direct or indirect interest. A related person is any executive officer, director or nominee for election as director, or beneficial owner of more than 5% of our common stock, including any of their immediate family members. Transactions involving compensation for services provided to us as an employee or director, among other limited exceptions, are deemed to have standing pre-approval by the Audit Committee but may be specifically reviewed if appropriate in light of the facts and circumstances.

Under the policy, if a transaction has been identified as a related person transaction, our Audit Committee must review the material facts and either approve or disapprove of the entry into the transaction. If advance approval of the transaction is not feasible, then the transaction will be considered and, if the Audit Committee determines it to be appropriate, ratified at the next regularly scheduled meeting. In addition, under our Code of Business Conduct and Ethics, our employees and directors have an affirmative responsibility to avoid activities that create or give the appearance of a conflict of interest, and directors and executive officers must consult and seek prior approval of potential conflicts of interest from the Audit Committee. In considering related party transactions, our Audit Committee will take into account the relevant available facts and circumstances including, but not limited to:

•	whether the transaction is on terms no less favorable than terms generally available to an unaffiliated third-party under the same or similar circumstances; and

•	the extent of the related person’s interest in the transaction.

OTHER MATTERS

Stockholder Proposals and Director Nominations for Next Year’s Annual Meeting

Pursuant to Rule 14a-8 of the Exchange Act, stockholders who wish to submit proposals for inclusion in the proxy statement for the 2022 Annual Meeting of Stockholders must send such proposals to our Corporate Secretary at the address set forth on the first page of this Proxy Statement. Such proposals must be received by us as of the close of business (6:00 p.m. Eastern Time) on December 23, 2021.

As set forth in our bylaws, if a stockholder intends to make a nomination for director election or present a proposal for other business (other than pursuant to Rule 14a-8 of the Exchange Act) at the 2022 Annual Meeting of Stockholders, the stockholder’s notice must be received by our Corporate Secretary at the address set forth on the first page of this Proxy Statement no earlier than the 120th day and no later than the 90th day before the anniversary of the last annual meeting; provided, however, that if the date of the annual meeting is more than 30 days before or more than 60 days after such anniversary date, the stockholder’s notice must be delivered not earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or the 10th day following the date on which the first public announcement of the date of such annual meeting by the Company. Therefore, unless the 2022 Annual Meeting of Stockholders is more than 30 days before or more than 60 days after the anniversary of the Annual Meeting, notice of proposed nominations or proposals (other than pursuant to Rule 14a-8 of the Exchange Act) must be received by our Corporate Secretary no earlier than February 8, 2022 and no later than the close of business on March 10, 2022. Such nominations or proposals may or may not be included in the proxy statement.

Any stockholder proposal must be a proper matter for stockholder action and must comply either with Rule 14a-8 of the Exchange Act or the terms and conditions set forth in our bylaws, as applicable.

Delivery of Documents to Stockholders Sharing an Address

A number of brokerage firms have adopted a procedure approved by the SEC called “householding.” Under this procedure, certain stockholders who have the same address and do not participate in electronic delivery of proxy materials will receive only one copy of the proxy materials, including this Proxy Statement and our Annual Report on Form 10-K for the year ended December 31, 2020, until such time as one or more of these stockholders notifies us that they wish to receive individual copies. This procedure helps to reduce duplicate mailings and save printing costs and postage fees, as well as natural resources. If you received a “householding” mailing this year and would like to have additional copies of the proxy materials mailed to you, please send a written request to our Corporate Secretary at the address set forth on the first page of this Proxy Statement, or call (919) 864-2700, and we will promptly deliver the proxy materials to you. Please contact your broker if you received multiple copies of the proxy materials and would prefer to receive a single copy in the future, or if you would like to opt out of “householding” for future mailings.

Availability of Additional Information

We will provide, free of charge, a copy of our Annual Report on Form 10-K for the year ended December 31, 2020, including exhibits, on the written or oral request of any stockholder of the Company. Please send a written request to our Corporate Secretary at the address set forth on the first page of this Proxy Statement or call (919) 864-2700.

By Order of the Board of Directors,

/s/ Dr. Taylor Schreiber
Dr. Taylor Schreiber Chief Executive Officer and Director

Austin, Texas April 22, 2021

YOUR VOTE IS IMPORTANT! PLEASE VOTE BY:
INTERNET
Go to: www.proxypush.com/STTK
• Cast your vote online
Shattuck Labs
TABULATOR, P.O. BOX 8016, CARY, NC 27512-9903 • Have your Proxy Card ready
• Follow the simple instructions to record your vote
PHONE
• Call 1-866-870-7493
• Use any touch-tone telephone
Have your Proxy Card ready
• Follow the simple recorded instructions
MAIL
• Mark, sign and date your Proxy Card
• Fold and return your Proxy Card in the postage-paid envelope provided
Shattuck Labs, Inc.
Annual Meeting of Stockholders
For Stockholders as of record on April 15, 2021
DATE: Tuesday, June 8, 2021
TIME: 10:00 AM, Eastern Time
PLACE: Annual Meeting to be held live via the Internet.
Please visit www.proxydocs.com/STTK for more details.
This proxy is being solicited on behalf of the Board of Directors
The undersigned hereby appoints Taylor Schreiber, Andrew R. Neill and Erin Ator Thomson, and each of them, with power to act without the others and with power of substitution, as proxies and attorneys-in-fact and hereby authorizes them to represent and vote, as provided on the reverse side, all the shares of Shattuck Labs, Inc. Common Stock which the undersigned is entitled to vote and, in their discretion, to vote upon such other other business as may properly come before the Annual Meeting of Stockholders of the Company to be held at 10:00 a.m. (Eastern Time) on Tuesday, June 8, 2021 live via the Internet or any adjournment or postponement thereof, with all powers which the undersigned would possess if present at the Meeting.
THIS PROXY CARD, WHEN PROPERLY EXECUTED AND RETURNED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED. IF NO DIRECTION IS MADE BUT THE CARD IS SIGNED, THIS PROXY CARD WILL BE VOTED FOR THE ELECTION OF ALL NOMINEES UNDER PROPOSAL 1 AND FOR PROPOSAL 2 AND IN THE DISCRETION OF THE PROXIES WITH RESPECT TO SUCH OTHER
THAT BUSINESS ANY OF AS THE MAY NOMINEES PROPERLY NAMED COME BEFORE ON THE REVERSE THE MEETING SIDE AND OF THIS ANY FORM POSTPONEMENTS ARE UNAVAILABLE OR ADJOURMENTS FOR ELECTION THEREOF OR UNABLE . IN THE TO EVENT SERVE, THE SHARES REPRESENTED BY THIS PROXY MAY BE VOTED FOR A SUBSTITUTE NOMINEE SELECTED BY THE BOARD OF DIRECTORS.
You accordance are encouraged with the Board to specify of Directors’ your choice recommendation by marking the . The appropriate Named Proxies box (SEE cannot REVERSE vote your SIDE) shares but you unless need you not sign mark (on any the box reverse if you side) wish and to vote return in this card.
PLEASE BE SURE TO SIGN AND DATE THIS PROXY CARD AND MARK ON THE REVERSE SIDE

Shattuck Labs, Inc.
Annual Meeting of Stockholders
Please make your marks like this: X Use dark black pencil or pen only
THE BOARD OF DIRECTORS RECOMMENDS A VOTE:
FOR ALL director nominees listed in Proposal 1 and FOR Proposal 2
BOARD OF PROPOSAL YOUR VOTE DIRECTORS
RECOMMEND
S
1. Elect Class I directors to serve until the 2024 Annual Meeting: FOR WITHHOLD FOR ALL
Nominees: ALL ALL EXCEPT*
1.01 Tyler Brous FOR ALL
1.02 Josiah Hornblower *To withhold authority to vote for any nominee(s), mark the box “FOR ALL EXCEPT” and write the number(s) of the
1.03 Michael Lee nominee(s) below:
FOR AGAINST ABSTAIN
2. Ratify the selection of KPMG LLP as our independent registered FOR public accounting firm for the year ending December 31, 2021
Note: In their discretion, the proxies are authorized to vote upon such other business as may properly come before the annual meeting or any adjournments and postponements thereof.
You must register to attend the meeting online and/or participate at www.proxydocs.com/STTK
Authorized Signatures—Must be completed for your instructions to be executed.
Please sign exactly as your name(s) appears on your account. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy/Vote Form.
Signature (and Title if applicable) Date Signature (if held jointly) Date